Exhibit 10.13

CONSULTING AGREEMENT

This Agreement (“Agreement”) is made as of June 1st, 2012 (the “Effective Date”) between Egalet, Ltd., a UK based corporation having its principal place of business at 101 Lindenwood Drive Suite 225 Malvern, PA 19355 (“Egalet”), and Mark Strobeck, Ph.D. (“Consultant”).

WHEREAS, Egalet desires to engage the services of Consultant, and the Consultant is willing to provide such services on the following terms.

IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Definitions

1.1                               “Affiliate” means, with respect to any person, any corporation, company, partnership, joint venture and/or firm (i) which controls, is controlled by or is under common control with that person, or (ii) with respect to which that person (or any parent or subsidiary of that person) owns, or has a contractual right to acquire, an equity interest, or (iii) which has been licensed or retained by that person (or any parent or subsidiary of that person) to perform research with respect to, or to commercially exploit, that person’s (or its parents’ or subsidiaries’) technological assets or other intellectual property.  For purposes of this definition, “control” means (i) in the case of corporate entities, direct or indirect ownership of at least twenty-five percent (25%) of the stock or participating shares entitled to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least twenty-five (25%) of the equity interest with the power to participate in the management and policies of such non-corporate entity.

1.2                               “Egalet.” means Egalet Ltd. and its Affiliates.

1.3                               “Business Day” means any day other than Saturdays, Sundays, any day that is a legal holiday under the laws of the United States or the State of Pennsylvania, or any day on which banks in Philadelphia, Pennsylvania are authorized or required by law or action of a governmental authority to close.

1.4                               “Confidential Information” means information pertaining to the business of Egalet, or any other information that Egalet, treats or maintains as confidential, proprietary, restricted or otherwise as not to be disclosed generally, whether or not pertaining to the business of Egalet, in each case whether received by Consultant prior or subsequent to the execution of this Agreement.  “Confidential Information” includes, but it not limited to, unpublished documents or other materials, unpatented technical and other information which is not in the public domain, the terms of this Agreement, information in written form marked “Confidential” (other than that covered by clauses (i) through (iv) below), information disclosed orally by Egalet to Consultant whether or not identified as “Confidential”, information that consists of, or relates to: any unpublished patent application and material embodiments thereof, technical specifications, concepts, discoveries, data, formulae, inventions, procedures for experiments and tests and results of experimentation and testing, research plans, results of research, specifications and techniques, economic information, business or research strategies, data or projections, trade secrets, patent applications, existing and potential customers (including customer lists and printouts), suppliers, markets, contracts, prices, products, personnel, strategies, policies, systems, procedures, technologies, know-how, information, processes, inventions, formulations, applications, operating manuals, information concerning current, future or proposed products and services, product and service descriptions, financial data, printouts, records or other information, and any or all other information, data, records or material relating to the business, trade secrets, intellectual property and technology of Egalet.  “Confidential Information” shall not include any information to the extent that any such information was (i) as of the date of disclosure to Consultant known to Consultant as evidenced by prior written records; (ii) disclosed in published literature; (iii) generally available to the industry in which Egalet operates; or (iv) obtained by Consultant from a third party through no wrongful act of Consultant and provided that such third party had no obligation of confidentiality to any member of Egalet, relating to such information.

1.5                               “Field” means the business of discovering and developing abuse deterrant products for human patients.

1.6                               “Invention” means any new or useful concept, idea, development, improvement, art, machine, process, method, product, apparatus, compound, formula, shape, lifeform, composition of matter or configuration of any kind that is made or conceived by Consultant, either alone or jointly with others, in the course of or as a result of the performance of the Consulting Services (as hereinafter defined), specifically including without limitation, any concept, idea, development, improvement, art, machine, process, method, product, apparatus, compound, formula, shape, lifeform, composition of matter or configuration that relates to the application of any technology or other intellectual property of Egalet.

2.                                      Services To Be Performed By Consultant

2.1                               Consulting Services.  Subject to the terms and conditions of this Agreement, Egalet retains, and Consultant agrees to provide Egalet and/or Egalet, with, (i) Consultant’s advice, services and attention with respect to the Field and (ii) such other consulting services as may be requested from time to time by Egalet or other members of Egalet, and agreed to by the Consultant (collectively, the “Consulting Services”).

In the event the parties hereto wish to discuss topics outside the Field, the parties agree that such discussions will involve only non-Confidential Information until and unless the parties agree specifically otherwise.

2.2                               Amount of Time for Consulting Services.   Consultant agrees to be available to Egalet, to render the Consulting Services from time to time.  The Consulting Services will be carried out at Consultant’s principal place of business or at such other location as may be agreed to by Egalet and Consultant.  It is expressly understood that Egalet and Consultant will cooperate in good faith to manage convenient times to render the Consulting Services.

3.                                      Compensation And Reimbursement

3.1                               Compensation Rate.  Egalet agrees to pay Consultant the rate of $12,500 per month for performance of consulting Services to take place during the term of this Agreement.  Payment shall be made on the 1st of each Month.

3.2                               Expense Reimbursement.  Egalet will reimburse Consultant for all reasonable and documented out-of-pocket expenses incurred by Consultant in connection with the performance of the Consulting Services or incurred by Consultant on Egalet behalf, e.g., travel expenses to meet with Egalet associates or to represent Egalet at business meetings and other miscellaneous documented expenses such as fax, telephone and postage.  Consultant agrees to submit receipts for all reimbursements as a condition to such reimbursement.

3.3                               Taxes. Consultant acknowledges that no amounts will be withheld from the compensation paid hereunder for payment of any federal, state, local or other taxes and that Consultant has sole responsibility to pay such taxes, if any, and to file such returns as may be required by applicable law and regulation.

4.              Representations And Warranties

4.1                               Interest in Work Product.  Consultant represents and warrants that they do not have any interest, and will not acquire any interest during the course of Consultant’s performance of the Consulting Services, in the results of the work product or other work conducted by Consultant for Egalet, including without limitation, rights to any Inventions, whether or not patentable, and other commercially valuable information, Confidential Information, rights to publish work product results, or rights to any payment from any member of Egalet or Third Party for the use of any facilities in conducting the Consulting Services.

4.2                               No Conflict.  Consultant represents and warrants that neither Consultant’s performance of any Consulting Services, nor the assignment of any of Consultant’s rights to Egalet, conflicts with, or constitutes a breach of or a default under (i) any applicable rule, regulation or rights of any third party, in effect on the Effective Date, or (ii) any applicable agreement, contract or other instrument to which Consultant is a party or by which Consultant is bound.

5.              Additional Covenants Of Consultant

5.1                               Confidentiality Covenants.  Consultant acknowledges and agrees that in the course of, or incident to, Consultant’s consulting relationship with Egalet, one or more members of Egalet, may provide to Consultant, its Affiliates, employees, officers, directors or agents (collectively, “Representatives”), or such persons may otherwise become exposed to, Confidential Information.  Consultant acknowledges and agrees that any such Confidential Information is intended, and is necessary, solely to enable Consultant to perform the Consulting Services or other functions for Egalet, as provided herein.  Consultant acknowledges and agrees that the confidentiality of the Confidential Information is necessary to the ability of Egalet, to compete effectively with its competitors.  Consultant acknowledges and agrees that, in many instances, members of Egalet, are bound by contractual or other obligations to hold and use Confidential Information received from third parties in confidence, and that Consultant’s failure to do so may constitute a breach of such obligations.  Consultant therefore acknowledges and agrees that Consultant’s undertakings herein with respect to the use and dissemination of Confidential Information are made and intended for the benefit not only of Egalet, but also of all parties that provide Egalet, with Confidential Information.  In light of the foregoing, Consultant hereby agrees as follows:

5.1.1                     Confidentiality and Non-Use.  During the term of Consultant’s consulting relationship with Egalet, and at all times thereafter, except as required in the performance of the Consulting Services, Consultant will not disclose Confidential Information to any third party.  Consultant will not use Confidential Information to compete with or adversely affect the business or operations of any member of Egalet, or those doing business with them.  Consultant may disclose Confidential Information to such of its Representatives who need to know the Confidential Information in connection with the performance of the Consulting Services, so long as such Representatives agree to be bound by this Agreement.  Consultant shall be responsible for any breach of this Agreement by any Representative.

5.1.2                     Required Disclosure.  If Consultant is required by law to disclose any Confidential Information, it will notify Egalet sufficiently in advance in order to permit Egalet to take steps to prevent such disclosure, and prior to any disclosure shall consult with and assist Egalet in obtaining a protective order or other appropriate remedy.  In any event, Consultant will disclose only that portion of the Confidential Information which is legally required and will use best efforts to assure that confidential treatment is accorded any Confidential Information so disclosed.

5.1.3                     Return of Confidential Information.  Upon request by Egalet at any time, Consultant will promptly return to Egalet the original and all copies of all non-oral Confidential Information provided to Consultant by Egalet, and will, upon request, certify in writing to Egalet as to its compliance with this paragraph.

5.1.4                     No Grant of Rights.  Nothing in this Agreement shall be construed to grant Consultant any right or license under any patent, trade secret or other intellectual property owned, used or licensed by any member of Egalet.

5.1.5                     No Analysis for Chemical Composition.  Absent prior written approval, Consultant agrees not to analyze, for chemical composition, structure, or function, any confidential formulation or composition supplied to Consultant by Egalet, except for the purposes of performing the Consulting Services and in all events subject to the terms of this Agreement.

5.2                               Intellectual Property Rights.

5.2.1                     Inventions.  Consultant agrees to disclose promptly to Egalet any and all Inventions made or conceived by Consultant (either alone or jointly with others), in the course of the performance of the Consulting Services in the Field.  Consultant hereby assigns to Egalet Consultant’s entire right, title and interest in and to any and all such Inventions and agrees, at Egalet request and at its expense, to execute all such documents and take all such action as may be required to effectuate or evidence such assignment and/or to file applications and obtain patents in the name of Egalet or its nominees, in any and all countries, covering such Inventions, whether patented or not, and all patent rights with respect thereto shall remain the sole and exclusive property of Egalet and/or its nominees.  Other than the Other Inventions (as defined below), all Inventions, works of authorship and other intellectual property, whether or not patentable or registrable, made, conceived, developed, originated, written, prepared or reduced to practice by Consultant, either alone or jointly with others, in the course of the performance of the Consulting Services in the Field will be the sole and exclusive property of Egalet, Consultant will have no right, title or interest therein, and Egalet will have the exclusive right to obtain patents, copyrights and other protection therefor.

5.2.2                     Full Compensation.  Consultant agrees that the payments described in Section 3 are full and complete compensation for all obligations assumed by Consultant hereunder and for all Inventions and all patent rights and other rights with respect thereto assigned under this Agreement and in full satisfaction of any and all compensation to which Consultant may be entitled by law or otherwise.

5.2.3                     Non-Compete.  Consultant agrees not to perform, or enter into any agreement to perform, consulting work or any other work for other third parties in the Field during the term of this Agreement.

5.2.4                     Notice of Conflicts.  Consultant agrees to notify Egalet in writing before Consultant makes any disclosure or performs, or causes to be performed, any work for or on behalf of Egalet, which appears to threaten or conflict with (a) rights claimed by Consultant, in any concept, idea, development, improvement, art, machine, process, method, product, apparatus, compound, formula, shape, lifeform, composition of matter or configuration of any kind conceived by Consultant or others prior to Consultant’s engagement by Egalet or otherwise outside the scope of this Agreement (collectively, “Other Inventions”), or (b) rights of others arising out of obligations incurred by Consultant prior to this Agreement or otherwise outside the scope of this Agreement.  In the event of Consultant’s failure to give notice under the foregoing specified circumstances, Egalet may assume that no such Other Inventions or conflicts exist and Consultant agrees that it will make no claim against Egalet with respect to the use of any such Other Inventions in any work which Consultant performs or causes to be performed for or on behalf of Egalet.

5.3                               No Participation of Others.  Consultant agrees not to allow any person to assist or participate in the Consulting Services performed hereunder unless and until such person has executed an agreement with Egalet, satisfactory in form and substance to Egalet, concerning confidentiality and intellectual property and patent rights.

5.4                               Indemnification.

5.4.1                     By Consultant.  Consultant hereby agrees to indemnify Egalet, and its respective licensees, officers, directors and shareholders, against any and all claims, actions, proceedings, losses, liabilities and expenses, including injury to persons (including death) or property, and including reasonable costs of investigation and reasonable attorneys’ and expert witnesses’ fees (collectively, “Claims”), arising directly or indirectly out of (i) any act or omission of Consultant or Consultant’s Representatives outside the scope of this Agreement or that otherwise constitutes negligence or willful misconduct and (ii) any breach of any of Consultant’s obligations hereunder.

5.4.2                     By Egalet.  Egalet shall indemnify and hold harmless Consultant and its respective licensees, officers, directors and shareholders against any third party Claims arising directly or indirectly out of (i) any act or omission of Consultant or Consultant’s Representatives in the performance of the Consulting Services; provided that such acts or omissions were taken or omitted expressly in compliance with the terms of this Agreement and any instructions or express requests or directions from any member of Egalet, or their respective officers or directors and, provided further, that such acts or omissions do not negligence or willful misconduct and (ii) from any act or omission of, or breach of this Agreement by, Egalet.

6.              Termination; Survival

6.1                               Termination.  This Agreement may be terminated at any time as follows:

6.1.1                     Upon Notice.  Either party may terminate this Agreement by providing thirty (30) days written notice to the other party.

6.1.2                     Inability to Perform Consulting Services.  If Consultant is disabled or otherwise unable to provide the Consulting Services, this Agreement may be terminated by Egalet effective on the date Consultant, as applicable, becomes unable to perform such services.

6.1.3                     Survival.  Egalet shall remain obligated for all payments accrued prior to the effective date of termination or expiration of this Agreement. Anything in this Agreement to the contrary notwithstanding, representations, warranties and obligations under Sections 4, 5 and 7 shall survive termination of this Agreement for any reason.

7.              Miscellaneous Provisions

7.1                               Publicity.  Consultant agrees that Egalet, may publicize Consultant’s availability as a consultant to Egalet, (including, without limitation, by reference to the biography, current, former and future employment and employers, inventions, studies, publications, accomplishments and awards) without the necessity of obtaining any further consent or approval from Consultant.

7.2                               Notices.  All notices, demands or other communications required or permitted to be given pursuant to this Agreement shall be effective only if given in writing, hand-delivered, faxed to the numbers set forth below, with receipt confirmed, or sent by courier service or certified or registered mail, return receipt requested, postage prepaid and addressed as follows:

To Egalet Ltd:

Egalet, Ltd.

101 Lindenwood Dr. Suite 225

Malvern, PA 19355

Attn: Robert Radie, President and CEO

To Consultant:

Mark Strobeck, Ph.D.

843 Nathan Hale Rd.

Berwyn, PA 19312

or to such other person, address or fax number as either party may hereafter designate to the other by notice given in accordance with this Section 7.2.

7.3                                                       Remedies and Equitable Relief.  No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Consultant acknowledges that damages alone will not be an adequate remedy for any breach or violation of its obligations hereunder and that, in addition to any other remedies to which Egalet may be entitled hereunder or otherwise, Egalet shall be entitled to injunctive relief, including specific performance, with respect to such obligations in any court of competent jurisdiction.  Consultant acknowledges that the business and products of Egalet, have worldwide applications and that the restrictions in this Agreement are therefore properly without any geographic limitations.  If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Consultant, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

7.4                               Waiver.  No waiver by any party hereto or any failure by any other party hereto to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other covenant or condition.  No failure to enforce any provision hereof shall operate as a waiver thereof or be deemed to be a release of any rights granted hereunder.

7.5                               Severability.  If any provision of this Agreement would be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, such provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible.  The invalidity or unenforceability of any provision of this Agreement shall not affect the remaining provisions of this Agreement, which shall be enforceable to the maximum extent permitted by law.

7.6                               Independent Contractors.  For purposes of this Agreement and in connection with any activity hereunder, Consultant and any person associated with Consultant will at all times be independent contractors and not agents or employees of Egalet.

7.7                               Entire Agreement.  The parties acknowledge that this Agreement and any attachments, schedules, exhibits and riders hereto constitute the complete and exclusive statement of the understandings between the parties with respect to the subject matter of this Agreement and supersedes all prior discussions or understandings.

7.8                               Assignment and Binding Effect.  This Agreement is personal and Consultant may not assign, transfer (including transfers by operation of law) or otherwise dispose of all or any portion of its rights under this Agreement without the prior written consent of Egalet and any such purported assignment will be void.  Egalet may assign this Agreement to any member of Egalet, without Consultant’s consent.  This Agreement shall be binding on the respective successors and permitted assigns of the parties hereto.

7.9                               Governing Law and Jurisdiction.  This Agreement shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the State of Pennsylvania, regardless of the effect of choice of law principles of such laws.

7.10                        Headings.  The headings in this Agreement are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

7.11                        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EGALET, LTD		CONSULTANT
Mark Strobeck, Ph.D.

By:	/s/Robert S. Radie	By:	/s/ Mark Strobeck
Name: Robert Radie		Name: Mark Strobeck
Title: President and CEO

Consultant Address:

843 Nathan Hale Rd.
Berwyn, PA 19312